EXHIBIT 12.2

             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES

                                   (unaudited)

                           (In millions except ratio)


                                                                      Nine Months
                                                                         Ended
                                                                   September 30, 1995
Fixed charges:
  Interest expense (1)                                               $609
  Estimated interest portion of rents                                  31

    Total fixed charges                                              $640



Income:
  Income before income taxes                                         $598
  Elimination of minority interest in pretax income of Paul          (15)
Revere
  Fixed charges                                                       640

    Adjusted income                                                  $1,223



Ratio of income to fixed charges                                     1.91


(1) Includes interest unrelated to borrowings of $26 million (primarily interest accretion).